Exhibit (d)(41)

AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT
FOR THE TIAA-CREF FUNDS

          AMENDMENT, dated April 28, 2011, to the Investment Management Agreement dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

                    WHEREAS, the Trust has established two additional series (the “Funds”) for which Trust would like Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment management services to series of the Trust for a fee;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	The following Funds shall be subject to the terms and provisions of the Agreement:

Lifecycle 2055 Fund
Lifecycle Index 2055 Fund

2.	The following shall be added to Appendix A of the Agreement:

Lifecycle 2055 Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)
All Assets	0.10%

Lifecycle Index 2055 Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)
All Assets	0.10%

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: